Exhibit 5.2

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000	Amsterdam, November 9, 2018 Mylan N.V. Building 4 Trident Place, Mosquito Way Hatfield, Hertfordshire AL10 9UL, England

Dear Addressee:

This opinion letter is rendered to you at your request in connection with the Exchange Offer.

We have acted as legal counsel as to Netherlands law to you, in connection with the Exchange Offer. This opinion letter is rendered to you in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Exchange Offer. It does not purport to address all matters of Netherlands law that may be of relevance with respect to the Exchange Offer. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of each of the Opinion Documents and Corporate Documents and we have assumed that the Indenture and Registration Rights Agreement have been entered into, and the Registration Statement has been co-issued, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We have reviewed the Opinion Documents with a view to Netherlands law, but we have not otherwise been involved in structuring, drafting or negotiating the Opinion Documents.

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This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Opinion Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. Our willingness to render this opinion letter is based on the condition that each person relying on this opinion letter accepts and agrees that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned, and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	each of the Deed of Incorporation and the Deed of Conversion is a valid notarial deed;

c.	the Articles of Association of the Netherlands Company are its articles of association currently in force. The Extract supports this assumption;

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d.	the Board Resolutions, the Finance Committee Resolutions and the Finance Committee Charter are in full force and effect and have been in full force and effect at all relevant times;

e.	the 2015 Board Rules were in full force and effect at the time of the Board Resolutions, and the 2017 Board Rules have been in full force and effect since November 2, 2017;

f.

the factual statements made in the Board Resolutions, the Finance Committee Resolutions and the Certificates, and the confirmations given in the Certificates, are complete and correct and were complete and correct at all relevant times;

g.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Netherlands Company;

h.

none of the members of the Board or the Finance Committee has or had a direct or indirect personal interest which conflicts with the interest of the Netherlands Company or its business in entering into the Indenture and Registration Rights Agreement, co-issuing of the Registration Statement or the obligations under the Exchange Notes;

i.

the Power of Attorney (i) is in full force and effect and (ii) under any applicable law other than Netherlands law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Netherlands Company with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents and in relation to the Certificates, as applicable;

j.	the Restricted Notes have been issued in accordance with the Board Resolutions and the Finance Committee Resolutions;

k.	the Exchange Notes will be issued pursuant to and in accordance with the Opinion Documents; and

l.	the above assumptions were true and accurate at all relevant times;

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Netherlands Company is validly existing as a naamloze vennootschap.

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Corporate Power

2.

The Netherlands Company has the corporate power to enter into the Indenture and Registration Rights Agreement, to co-issue the Registration Statement and to perform its obligations under the Opinion Documents and under the Exchange Notes.

Corporate Action

3.

The Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands law in connection with the entering into the Indenture and the Registration Rights Agreement, and the co-issue of the Registration Statement, and in connection with performing its obligations under the Opinion Documents and the Exchange Notes.

Valid Signing

4.	Each Opinion Document has been validly signed on behalf of the Netherlands Company.

The opinions expressed above are subject to the following qualifications:

A.

As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Exchange Notes or the Opinion Documents under the applicable law and the obligations of the parties to the Exchange Notes or the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.

The opinion expressed in paragraph 1 (Incorporation and Corporate Status) of this opinion letter must not be read to imply that the Netherlands Company cannot be dissolved (ontbonden). A company such as the Netherlands Company may be dissolved, inter alia by the competent court at the request of the company’s board of managing directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

C.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

D.

Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were

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transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

E.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.

the BRRD, the SRM Regulation or the Special Measures Financial Institutions Act, as applicable, which, inter alia, contain provisions on certain recovery and resolution measures in respect of financial institutions (financiële ondernemingen) or group companies thereof.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh N.V. in the Prospectus under the caption “Legal Matters”. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

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Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A

LIST OF

DEFINITIONS

“2015 Board Rules”	the internal rules of the Board, effective as of February 27, 2015

“2017 Board Rules”	the internal rules of the Board, effective as of November 2, 2017

“Anti-Boycott Regulation”	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”	the articles of association (statuten) of the Netherlands Company as they read after the execution of a deed of amendment dated February 27, 2015, which, according to the Extract, was the last amendment to the Netherlands Company’s articles of association

“Bankruptcy Code”	the Netherlands Bankruptcy Code (Faillissementswet)

“Board”	the board (raad van bestuur) of the Netherlands Company

“Board Resolutions”	the resolutions reflected in the copy of the minutes of the meeting of the Board of the Netherlands Company (at that time named New Moon B.V.) held on February 9, 2015

“BRRD”	Directive 2014/59/EU of the European Parliament and of the Council of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms and amending Council Directive 82/891/EEC, and Directives 2001/24/EC, 2002/47/EC, 2004/25/EC, 2005/56/EC, 2007/36/EC, 2011/35/EU, 2012/30/EU and 2013/36/EU, and Regulations (EU) No 1093/2010 and (EU) No 648/2012, of the European Parliament and of the Council, as transposed into Netherlands law, and the rules and regulations promulgated pursuant thereto

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“Certificates”

i.   the assistant secretary’s certificate – general, dated April 9, 2018, signed by Brian Roman as Assistant Secretary of the Netherlands Company; and

ii.  the assistant secretary’s certificate – confirmations in connection with this opinion letter, dated November 9, 2018, signed by Thomas D. Salus as Assistant Secretary of the Netherlands Company

“Commercial Register”	the Netherlands Chamber of Commerce Commercial Register

“Corporate Documents”	the documents listed in Exhibit B

“Deed of Conversion”	the deed of conversion (akte van omzetting) of the Netherlands Company (at that time named New Moon B.V.), dated February 27, 2015

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Netherlands Company (at that time named New Moon B.V.), dated July 7, 2014

“Exchange Notes”	the Exchange Notes, as defined in the Indenture, i.e. the USD$750,000,000 4.550% Senior Notes due 2028 and the USD$750,000,000 5.200% Senior Notes due 2048 to be issued by Mylan Inc., to be guaranteed by the Netherlands Company and to be registered under the United States Securities Act of 1933

“Exchange Offer”	the offer by Mylan Inc. to exchange the Restricted Notes for the Exchange Notes and as further described in the relevant Opinion Documents

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“Exhibit”	an exhibit to this opinion letter

“Extract”	an extract from the Commercial Register, dated the date of this opinion letter with respect to the Netherlands Company

“Finance Committee”	the Finance Committee established by the Board

“Finance Committee Charter”	the Finance Committee Charter adopted and approved pursuant to the Board Resolutions setting out the purpose, responsibilities and powers of the Finance Committee

“Finance Committee Resolutions”	the resolutions reflected in the copy of the minutes of the meeting of the Finance Committee held on February 21, 2018

“Indenture”	the indenture, dated as of April 9, 2018, entered into among Mylan Inc. as Issuer, the Netherlands Company as Guarantor and The Bank of New York Mellon as Trustee (each as defined therein)

“Insolvency Proceedings”	bankruptcy (faillissement) or suspension of payments (surseance van betaling) under the Bankruptcy Code, measures on the basis of the BRRD, the SRM Regulation or the Special Measures Financial Institutions Act, or any foreign insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)

“Insolvency Registers”

i.   the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.  the Amsterdam court (location Amsterdam) bankruptcy clerk’s office

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“NautaDutilh”	NautaDutilh N.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“Netherlands Company”	Mylan N.V., a naamloze vennootschap, registered with the Commercial Register under number 61036137

“Opinion Documents”	i. the Indenture; ii. the Registration Rights Agreement; and iii. the Registration Statement

“Power of Attorney”	the power of attorney as contained in the Finance Committee Resolutions, granted by the Finance Committee to, inter alios, the Treasurer and the Chief Financial Officer of the Netherlands Company

“Prospectus”	the preliminary prospectus, dated November 9, 2018, relating to the Exchange Notes

“Special Measures Financial Institutions Act”	Wet bijzondere maatregelen financiële ondernemingen, and the rules and regulations related thereto

“SRM Regulation”	Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010, and the rules and regulations promulgated pursuant thereto

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“Registration Rights Agreement”	the registration rights agreement, dated April 9, 2018, entered into among Mylan Inc as Company, the Netherlands Company as Initial Guarantor, and confirmed and accepted by Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, for themselves and on behalf of the several Initial Purchasers (each as defined therein)

“Registration Statement”	the registration statement on Form S-4, dated November 9, 2018, to be filed by Mylan Inc. with the United States Securities and Exchange Commission in connection with the Exchange Offer, including the Prospectus

“Restricted Notes”	the restricted notes, as defined in the Indenture, i.e. the USD$750,000,000 4.550% Senior Notes due 2028 and the USD$750,000,000 5.200% Senior Notes due 2048 issued by Mylan Inc. and guaranteed by the Netherlands Company on April 9, 2018

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EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1.	the Deed of Incorporation;

2.	the Deed of Conversion;

3.	the Articles of Association;

4.	the Extract;

5.	the Board Resolutions;

6.	the 2015 Board Rules;

7.	the 2017 Board Rules;

8.	the Finance Committee Charter;

9.	the Finance Committee Resolutions; and

10.	the Certificates.